Exhibit 10.118
RESTRICTED STOCK UNIT AWARD AGREEMENT
TO: «director»
     THIS AGREEMENT (the “Agreement”) is made effective as of «date» (the “Grant Date”), between Compuware Corporation, a Michigan corporation (the “Corporation”), and the individual whose name is set forth above, who is a Director of the Corporation (the “Recipient”). Capitalized terms not otherwise defined herein shall have the same meanings as in the 2007 Long Term Incentive Plan (the “Plan”), and the terms of the Plan are hereby incorporated by reference and made a part of this Agreement.
     In consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, receipt of which is acknowledged, the parties agree as follows:
          1. Grant of the Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement, the Corporation grants to the Recipient «units» Restricted Stock Units (hereinafter called the “Units”). In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall control. The grant of Units made under this Agreement is referred to as the “Units Award”.
          2. Vesting. The Units shall vest and become nonforfeitable on the Grant Date.
          3. Settlement. As soon as practicable, but no later than thirty (30) days, after a Recipient incurs a “separation from service” (as defined in Code Section 409A and the regulations thereunder) for any reason except for “Cause”, the Corporation will issue to Recipient or Recipient’s legal guardian or representative (if applicable) one share of Common Stock for each Unit. The issuance of shares of Common Stock may be in certificated form or in book entry form, in the Corporation’s sole discretion, in either case without restrictive legend or notation (except to the extent necessary or appropriate under applicable securities laws). The Units shall not be settled in cash. If the Recipient is removed from the Board of Directors for “Cause”, all Units shall terminate and be forfeited to the Corporation on the date the Recipient ceases to be a member of the Board of Directors. “Cause” is defined as termination for (1) Recipients continued failure to make a good faith effort to perform the Participant’s duties, (2) any willful act or omission by the Recipient that the Recipient knew or had reason to know would injure the Company or any of its subsidiaries, (3) the Participant’s fraud, (4) the Participant’s dishonesty, or (5) the Participant’s commission of a felony, or the Participant’s violation of any law relating to the Participant’s service as a member of the Board of Directors.
          4. Dividend Equivalents; Rights as a Shareholder. Units awarded under this Agreement shall not be entitled to Dividend Equivalents and the Recipient shall have no dividend, voting or other rights as a shareholder of the Corporation until certificates are issued or a book entry representing such shares has been made and such shares have been deposited with the appropriate registered book entry custodian.
          5. Change in Capitalization. In the event of a dividend or distribution paid in shares of Common Stock or any other adjustment made upon a change in the capital structure of the Corporation as described in Article IX of the Plan that occurs prior to settlement, appropriate adjustment shall be made to the Units so that they represent the right to receive upon settlement any and all new, substituted or additional securities or other property (other than cash dividends) to which the Recipient would be entitled if the Recipient had owned, at the time of such change in capital structure, the shares of Common Stock issuable upon settlement of the Units.

          6. Payment of Taxes. The Recipient shall have full responsibility, and the Corporation shall have no responsibility (except as may be imposed by applicable law), for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Units, including upon the receipt or settlement of the Units. The Recipient should seek his or her own tax counsel regarding the taxation of the Units.
          7. Limitation on Obligations. Except as provided in Section 5 above, the Corporation’s obligation with respect to the Units is limited solely to the delivery to the Recipient of shares of Common Stock upon settlement, and in no way shall the Corporation become obligated to pay cash or other assets in respect of such obligation. In addition, the Corporation shall not be liable to the Recipient for damages relating to any delay in issuing the shares or share certificates or any loss of the certificates.
          8. Transfer of Units Award. Neither this Units Award nor Recipient’s rights under such award are assignable or transferable except by will or the laws of descent and distribution, or with the Committee’s consent in accordance with Section 10.3 of the Plan.
          9. Securities Laws. Upon the settlement of any Units, the Corporation may require the Recipient to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Units shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.
          10. Notices. Any notice or election to be given to the Corporation shall be addressed to the Corporation in care of its Secretary, and any notice to the Recipient shall be addressed to him or her at the address stated in the Corporation’s records.
          11. Governing Law. The laws of the State of Michigan shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date.

RECIPIENT

«director»

COMPUWARE CORPORATION
By:	/s/ Peter Karmanos, Jr. Name: Peter Karmanos, Jr.
Title: Chairman and Chief Executive Officer